UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 22, 2013

Amarin Corporation plc

(Exact name of registrant as specified in its charter)

England and Wales	0-21392	Not applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Pembroke House, Upper Pembroke Street 28-32, Dublin 2, Ireland	Not applicable
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +353 1 6699 020

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On October 22, 2013, in an effort to reduce operating expenses following the recent recommendation of the U.S. Food and Drug Administration (“FDA”) Endocrinologic and Metabolic Drugs Advisory Committee against the potential Vascepa® (icosapent ethyl) ANCHOR label expansion, Amarin Corporation plc (“Amarin”) implemented a reduction in force of approximately fifty percent of its staff positions worldwide. The majority of affected staff members are sales professionals who have supported the initial commercial launch of Vascepa. Amarin estimates that it will incur approximately $3 million in charges related to the reduction in force, all of which includes cash expenditures for one-time termination benefits and associated costs. Amarin expects to record the charges in the fourth quarter of 2013 and make the related payments by the end of the first quarter of 2014.

Forward-looking statement

This Current Report on Form 8-K contains forward-looking statements, including statements about Amarin’s estimate of charges related to the reduction in force and the expected timing of such charges. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. In particular, the charges associated with the reduction in force may be higher than expected and Amarin may not realize in full the expected benefit in reduced operating expenses. In addition, as a result in the reduction in force, which primarily affects Amarin’s sales force, Amarin’s ability to maintain and grow revenue from sales of Vascepa in the current indication may be materially adversely affected. Among the factors that could cause actual results to differ materially from those described or projected herein include uncertainties associated generally with administrative decisions and the bases for such decisions. A further list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin’s filings with the U.S. Securities and Exchange Commission, including its most recent Quarterly Report on Form 10-Q. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

*    *    *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 22, 2013	Amarin Corporation plc

	By:	/s/ John Thero
John Thero President